Exhibit 99

Hitting Our Record $2 Billion Mark for 2015

I am excited to announce that Waterstone Mortgage has surpassed the $2 billion mark for mortgage loan originations in 2015. This achievement and all-time company record comes during our 15th year of business.

The timing of this achievement is very important. This volume record was achieved after the implementation of the TRID ("Know Before You Owe") regulations on
October 3. Despite the transition to a new and more challenging lending environment, our years of preparation, our well-defined processes, and our overall goal of closing loans on time helped us reach this critical production milestone.

Of our $2 billion in loan originations this year, a very healthy 84% was purchase-focused. We've been focused on increasing our purchase business for a long time – even before the inevitable drop off in refinances spurred the rest of the industry to refocus their energies.

With that said, it almost goes without saying that supporting this volume of purchase loans requires an infrastructure that has a deep understanding of the importance of closing on time. At Waterstone Mortgage, this goal has been engrained in our company culture; everyone from the loan originators to the operations team to the field support staff works continuously to make sure that our borrowers are able to close their home loans on time.

I can't emphasize it enough: executing at this volume is dependent upon the systems, processes, and – most of all – staff members. Congratulations to everyone on the Waterstone Mortgage team for making this $2 billion goal a reality.